As filed with the Securities and Exchange Commission on September 1, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cardiac Science Corporation
(Exact name of Registrant as specified in its charter)

Delaware	94-3300396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3303 Monte Villa Parkway
Bothell, Washington 98021
(425) 402-2000
(Address of principal executive offices, including zip code)
Quinton Cardiology Systems, Inc. 1998 Amended and Restated Equity Incentive Plan
Quinton Cardiology Systems, Inc. 2002 Stock Incentive Plan
Quinton Cardiology Systems, Inc. 2002 Employee Stock Purchase Plan
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology
Systems, Inc. and Feroze Motafram, dated as of July 23, 2003
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology
Systems, Inc. and Atul Jhalani, dated as of October 23, 2003
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology
Systems, Inc. and Allan Criss, dated as of March 10, 2004
Cardiac Science, Inc. 1997 Stock Option/Stock Issuance Plan
(Full title of the plans)
Michael K. Matysik
Senior Vice President, Chief Financial Officer and Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, Washington 98021
(425) 402-2000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Eric De Jong
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 583-8888

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Securities	Amount to Be	Offering Price Per		Aggregate Offering		Amount of
to Be Registered	Registered (1)	Share		Price		Registration Fee

Common Stock, par value $0.001, issuable pursuant to:
Outstanding Options Issued Pursuant to Quinton Cardiology Systems, Inc. 1998 Amended and Restated Equity Incentive Plan	661,690	$2.58	(3)	$1,707,160.20	(3)	$200.93
Quinton Cardiology Systems, Inc. 2002 Stock Incentive Plan	1,474,981	$10.87	(2)	$16,033,043.47	(2)	$1,887.09
Outstanding Options Issued Pursuant to Quinton Cardiology Systems, Inc. 2002 Stock Incentive Plan	862,105	$10.62	(3)	$9,155,555.10	(3)	$1,077.61
Quinton Cardiology Systems, Inc. 2002 Employee Stock Purchase Plan	881,948	$10.87	(2)	$9,586,774.76	(2)	$1,128.36
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Feroze Motafram, dated as of July 23, 2003	46,311	$10.78	(3)	$499,232.58	(3)	$58.76
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Atul Jhalani, dated as of October 23, 2003	57,889	$10.42	(3)	$603,203.38	(3)	$71.00
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Allan Criss, dated as of March 10, 2004	19,296	$12.20	(3)	$235,411.20	(3)	$27.71
Cardiac Science, Inc. 1997 Stock Option/Stock Issuance Plan	107,177	$10.87	(2)	$1,165,013.99	(2)	$137.12
Outstanding Options Issued Pursuant to Cardiac Science, Inc. 1997 Stock Option/Stock Issuance Plan	1,127,337	$26.10	(3)	$29,423,495.70	(3)	$3,463.15
Total	5,238,734			$68,408,890.38		$8,051.73

(1)	This registration statement shall also cover any additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, (the “Securities Act”). The proposed maximum offering price per share is estimated to be $10.87 based on the average of the high ($10.97) and low ($10.77) sales prices for the common stock of Quinton Cardiology Systems, Inc. on August 30, 2005 as reported for such date on the Nasdaq National Market, in each case as adjusted to reflect the effect of the mergers (“Merger”) in accordance with the Agreement and Plan of Merger, made and entered into as of February 28, 2005 by and among the Registrant, Quinton Cardiology Systems, Inc. (“Quinton”), Rhythm Acquisition Corporation, a wholly-owned subsidiary of Registrant (“Quinton Merger Sub”), Cardiac Science, Inc. (“Cardiac”) and Heart Acquisition Corporation, a wholly-owned subsidiary of Registrant (“Cardiac Merger Sub”), Quinton Merger Sub was merged into Quinton and Cardiac Merger Sub was merged into Cardiac.

(3)	Based on the exercise prices, or weighted average exercise prices, as applicable, as adjusted to reflect the Merger, of the outstanding options being registered on this Registration statement pursuant to Rule 457(h) under the Securities Act.

EXPLANATORY NOTE
     Upon consummation of the mergers (the “Merger”) that closed effective on September 1, 2005 in accordance with the Agreement and Plan of Merger, made and entered into as of February 28, 2005 and amended as of June 23, 2005 by and among the Registrant, Quinton Cardiology Systems, Inc. (“Quinton”), Rhythm Acquisition Corporation, a wholly-owned subsidiary of Registrant (“Quinton Merger Sub”), Cardiac Science, Inc. (“Cardiac”) and Heart Acquisition Corporation, a wholly-owned subsidiary of Registrant (“Cardiac Merger Sub”), Quinton Merger Sub was merged into Quinton, Quinton as the surviving Corporation of that merger was merged into the Registrant, and Cardiac Merger Sub was merged into Cardiac, as a result of which Cardiac became a wholly owned subsidiary of Registrant. In addition, upon the consummation of the Merger, the Registrant assumed the obligations of Quinton and Cardiac under each of the stock plans listed on the fee table for this registration statement and (i) each option to purchase Quinton common stock outstanding immediately prior to the effective time of the Merger became an option to purchase a number of shares of the Registrant’s Common Stock equal to the product of the number of shares of Quinton common stock subject to the option immediately prior to the Merger multiplied by 0.77184895 at an exercise price per share equal to the exercise price per share of Quinton common stock subject to each option divided by 0.77184895; (ii) each purchase right outstanding under the Quinton 2002 Employee Stock Purchase Plan became the right to purchase 0.77184895 shares of the Registrant’s common stock on the applicable purchase date at a purchase price determined based on the lower of 85% of the fair market value of the Registrant’s common stock on the applicable purchase date and 85% of the fair market value of Quinton common stock at the beginning of the applicable offering period in effect as of the effective time of the Merger divided by 0.77184895; and (iii) each option to purchase Cardiac common stock outstanding immediately prior to the effective time of the Merger became an option to purchase a number or shares of the Registrant’s Common Stock equal to the product of the number of shares of Cardiac common stock subject to the option immediately prior to the effective time of the Merger multiplied by .10 at an exercise price per share equal to the exercise price per share of Cardiac common stock subject to each option divided by .10.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
          (a) Quinton Cardiology Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 (filed March 16, 2005 and amended on Form 10-K/A filed April 22, 2005), which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
          (b) Quinton Cardiology Systems, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 (filed on May 10, 2005) and June 30, 2005 (filed on August 9, 2005);
          (c) Quinton Cardiology Systems, Inc.’s Current Reports on Form 8-K filed on January 5, 2005 and February 28, 2005;
          (d) Cardiac Science, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 (filed March 16, 2005), which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
          (e) Cardiac Science, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 (filed on May 10, 2005) and June 30, 2005 (filed on August 9, 2005);
          (f) Cardiac Science, Inc.’s Currrent Reports on Form 8-K filed on January 28, 2005, February 28, 2005, March 1, 2005, March 8, 2005, March 28, 2005, May 12, 2005 and June 17, 2005 (except with respect to Item 7.01); and
          (g) The Form 8-K filed on September 1, 2005 to update the description of the Common Stock of Cardiac Science Corporation contained in the registration statements under Section 12(g) of the Exchange Act originally filed by each of Quinton Cardiology Systems and Cardiac Science, Inc., including any amendments or reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing any such document.
Item 4. DESCRIPTION OF SECURITIES
     Not applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Registrant’s certificate of incorporation provides that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by law. The Registrant’s bylaws also permit the Registrant to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification.
The Registrant will enter into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Registrant’s certificate of incorporation and bylaws. These agreements, among other things, will provide for indemnification of directors and executive officers for many expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the

Registrant, arising out of such person’s services as a director or executive officer of the Registrant or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provided services at the Registrant’s request.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
Item 8. EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP (Independent Registered Public Accounting Firm)

23.2	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Quinton Cardiology Systems, Inc. 1998 Amended and Restated Equity Incentive Plan (1)

99.2	Quinton Cardiology Systems, Inc. 2002 Stock Incentive Plan (1)

99.3	Quinton Cardiology Systems, Inc. 2002 Employee Stock Purchase Plan (1)

99.4	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Feroze Motafram, dated as of July 23, 2003 (2)

99.5	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Atul Jhalani, dated as of October 23, 2003 (3)

99.6	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Allan Criss, dated as of March 10, 2004 (4)

99.7	Cardiac Science, Inc. 1997 Stock Option/Stock Issuance Plan (5)

(1) Incorporated by reference to Quinton Cardiology Systems, Inc.’s Registration Statement on Form S-1 (filed on February 22, 2002).
(2) Incorporated by reference to Quinton Cardiology Systems, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004 (filed on April 22, 2005).
(3) Incorporated by reference to Quinton Cardiology Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 (filed on March 15, 2004).
(4) Incorporated by reference to the Quinton Cardiology Systems, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (filed on April 27, 2004).
(5) Incorporated by reference to Cardiac Science, Inc.’s Definitive Proxy Statement for the Annual Meeting of Cardiac Science, Inc. Stockholders held on September 9, 2002 (filed on July 22, 2002).
Item 9. UNDERTAKINGS
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on September 1, 2005.

Cardiac Science Corporation

/s/ Michael K. Matysik

By:	Michael K. Matysik
Senior Vice President, Chief Financial Officer and Secretary
POWER OF ATTORNEY
     Each person whose signature appears below authorizes John R. Hinson and Michael K. Matysik, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on September 1, 2005.

Signature	Title

/s/ John R. Hinson John R. Hinson	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Michael K. Matysik Michael K. Matysik	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
Bruce J. Barclay	Director
/s/ Harvey N. Gillis Harvey N. Gillis	Director
Jeffrey F. O’Donnell, Sr.	Director
/s/ Raymond W. Cohen Raymond W. Cohen	Director
/s/ Jue-Hsien Chern, Ph.D Jue-Hsien Chern, Ph.D	Director
/s/ Ruediger Naumann-Etienne, Ph.D Ruediger Naumann-Etienne, Ph.D	Director
/s/ W. Robert Berg W. Robert Berg	Director

Ray E. Newton, III	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP (Independent Registered Public Accounting Firm)

23.2	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Quinton Cardiology Systems, Inc. 1998 Amended and Restated Equity Incentive Plan (1)

99.2	Quinton Cardiology Systems, Inc. 2002 Stock Incentive Plan (1)

99.3	Quinton Cardiology Systems, Inc. 2002 Employee Stock Purchase Plan (1)

99.4	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Feroze Motafram, dated as of July 23, 2003 (2)

99.5	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Atul Jhalani, dated as of October 23, 2003 (3)

99.6	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Allan Criss, dated as of March 10, 2004 (4)

99.7	Cardiac Science, Inc. 1997 Stock Option/Stock Issuance Plan (5)

(1)	Incorporated by reference to Quinton Cardiology Systems, Inc.’s Registration Statement on Form S-1 (filed on February 22, 2002).

(2)	Incorporated by reference to Quinton Cardiology Systems, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004 (filed on April 22, 2005).

(3)	Incorporated by reference to Quinton Cardiology Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 (filed on March 15, 2004).

(4)	Incorporated by reference to the Quinton Cardiology Systems, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (filed on April 27, 2004).

(5)	Incorporated by reference to Cardiac Science, Inc.’s Definitive Proxy Statement for the Annual Meeting of Cardiac Science, Inc. Stockholders held on September 9, 2002 (filed on July 22, 2002).